June 24, 2005

Mail Stop 4561

By U.S. Mail

Thomas R. Rosazza
President & Chief Executive Officer
Pioneer Bankshares, Inc.
263 East Main Street, PO Box 10
Stanley, VA 22851

	Re:	Pioneer Bankshares, Inc.
		Form 10-KSB for the year ended December 31, 2004
		File No. 0-30541

Dear Mr. Rosazza:

	We have completed our review of your Form 10-K and have no further comments at this time.



      Sincerely,


						Paul Cline
						Senior Accountant


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Thomas R. Rosazza
Pioneer Bankshares, Inc.
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